Exhibit 99.1

MRC GLOBAL ANNOUNCES SECOND QUARTER 2015 RESULTS

Sales of $1.198 billion

Net income available to common stockholders of $15 million

Diluted EPS of $0.15 per share

Adjusted diluted EPS of $0.22 per share

Adjusted EBITDA of $63 million

Houston, TX – August 3, 2015 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced second quarter 2015 results.

The company’s sales were $1.198 billion for the second quarter of 2015, which were 20% lower than the second quarter of 2014 and 7.3% lower than the first quarter of 2015. The decline was driven primarily by reduced activity in the upstream sector.  Sales were also negatively impacted by the strengthening of the U.S. dollar, which reduced reported sales by $40.8 million. Net income available to common stockholders, which is net income less dividends attributable to preferred stockholders, for the second quarter of 2015 was $15.0 million, or $0.15 per diluted share, compared to $39.3 million, or $0.38 per diluted share for the second quarter of 2014. Adjusted net income available to common stockholders, adjusted for certain severance, restructuring and finance charges for the second quarter of 2015, was $23.0 million, or $0.22 per diluted share, compared to $42.9 million, or $0.42 per diluted share for the second quarter of 2014. Please refer to the reconciliation of adjusted net income available to common stockholders (a non‑GAAP measure) to net income available to common stockholders (a GAAP measure) in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer, stated, "The second quarter results reflect the impact of the unfavorable commodity environment and related decline in our customers’ activity. We have taken actions to reduce our costs, lower our working capital levels and pay down our debt, the impact of which is reflected in our results.  We have generated $277 million in cash from operations this year, and used these funds plus the proceeds from our recent preferred stock issuance to repay $606 million of debt; bringing our net debt balance down to $815 million. For the full year, we now expect cash from operations to be $400 million to $475 million and total debt reduction to be $700 million to $775 million. These steps have strengthened our business, and we are well positioned to continue our global expansion.”

“Despite the volatile commodity environment, MRC Global is successfully executing on its core strategy of building long-term relationships with companies in the energy industry. We are gaining market share and solidifying our position as the global leader in PVF distribution.  Our recent contract wins, with customers such as SABIC and California Resources, underscore MRC Global’s leading position. We continue to focus on identifying opportunities for strategic expansion to further strengthen our offering and footprint.”

MRC Global’s second quarter 2015 gross profit was $205.9 million, or 17.2% of sales, a decline from second quarter 2014 gross profit of $259.4 million, or 17.3% of sales. Gross profit for the second quarter 2015 and 2014 reflected a benefit of $14.8 million and a charge of $0.8 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Changes in sales mix and pricing pressures had a negative impact on gross profit margins in the second quarter of 2015.

Selling, general and administrative (“SG&A”) expenses were $158.9 million, or 13.3% of sales, for the second quarter of 2015 compared to $185.3 million, or 12.4% of sales, for the same period of 2014.  SG&A expenses were reduced by 14.2% versus the prior year, primarily due to the cost savings measures undertaken in 2014 and 2015. These measures included headcount reductions totaling 680 since a peak in 2014, of which 180 occurred in the second quarter of 2015.  The favorable impact on expenses from weaker foreign currencies of $10.3 million also benefitted the quarter, partially offset by incremental expenses from acquisitions in 2014. SG&A expenses for the second quarter of 2015 included $6.9 million of pre-tax severance and restructuring charges resulting from cost reduction efforts, compared to $5.0 in the second quarter of 2014.

Adjusted EBITDA was $63.2 million in the second quarter of 2015 compared to $106.2 million for the same period in 2014.  Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the second quarter of 2015 was 44.6% as a result of a higher expected tax rate for the full year of 36.6% due to lower than previously forecasted international pretax profits.

Sales by Segment

U.S. sales in the second quarter of 2015 were $956.3 million, down 14.3% from the same quarter in 2014. The decrease was attributable to reduced customer spending in the upstream sector. From the first quarter of 2015, U.S. sales declined only 2% as compared to a 35% decline in average U.S. rig count over the same period reflecting market share gains, growth in the midstream sector and a modest decline in the downstream sector.

Canadian sales in the second quarter of 2015 were $77.6 million, down 48.3% from the same quarter in 2014. The decrease in Canadian sales reflected a $65 million decrease in the upstream business due to a decline in customer spending. Sales were negatively impacted by $9.9 million as a result of the stronger U.S. dollar.

International sales in the second quarter of 2015 were $164.2 million, a decrease of 29.1% from the same period in 2014. The decrease was due primarily to less customer spending in the U.K., Norway and Australia, partially offset by acquisitions, which added $10.5 million. Sales were negatively impacted by $30.9 million due to the strengthening of the U.S. dollar.

Sales by Sector

Upstream sales in the second quarter of 2015 decreased 37.9% from the second quarter of 2014 to $434.7 million, or 36% of total sales. The decline in upstream sales was across all segments and was  a result of reduced customer activity.

Midstream sales in the second quarter of 2015 were $418.7 million, or 35% of total sales, approximately equal to the second quarter of 2014. Sales to transmission customers were down 17% while sales to gas utility customers were up by 30% over the same quarter in 2014.

Downstream sales in the second quarter of 2015 decreased 8.6% from the second quarter of 2014 to $344.7 million, or 29% of total sales. The decline in the downstream sector was in the International segment as a result of lower sales in Australia and Europe. Sales in the U.S. were up slightly despite lower spring turnaround activity as a result of the refinery strikes.

Balance Sheet

During the second quarter the company reduced debt by $525.3 million to total debt outstanding of $848 million at June 30, 2015.  The debt repayment was funded by the issuance of the 363,000 shares of Series A Convertible Perpetual Preferred Stock and cash provided by operations.  The Series A Convertible Perpetual Preferred Stock provided net proceeds of $355.5 million.  Cash provided by operations was $161.2 million during the second quarter of 2015 and benefitted from a planned reduction in working capital. In addition, cash balances were $32.9 million at June 30, 2015 compared to $25.1 million at the end of 2014. Debt, net of cash, was $815 million at June 30, 2015.

Conference Call

The Company will hold a conference call to discuss its second quarter 2015 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 4, 2015.  To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 18, 2015 and may be accessed by dialing 201-612-7415 and using pass code 13612017#.  Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2015	2014

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 32,942	$ 25,064
Accounts receivable, net	750,500	974,454
Inventories, net	1,033,451	1,186,946
Other current assets	35,367	35,698
Total current assets	1,852,260	2,222,162

Other assets	26,887	28,534

Property, plant and equipment, net	115,134	116,001

Intangible assets:
Goodwill, net	792,478	806,006
Other intangible assets, net	664,993	701,118

	$ 3,451,752	$ 3,873,821

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 422,981	$ 538,943
Accrued expenses and other current liabilities	116,367	167,825
Deferred income taxes	68,389	69,435
Current portion of long-term debt	7,935	7,935
Total current liabilities	615,672	784,138

Long-term obligations:
Long-term debt, net	840,101	1,445,709
Deferred income taxes	213,172	223,705
Other liabilities	23,031	23,054

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363
shares; 363 and no issued and outstanding, respectively	355,467	-

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,179
and 102,095 issued and outstanding, respectively	1,022	1,022
Additional paid-in capital	1,660,473	1,655,696
Retained deficit	(78,578)	(122,625)
Accumulated other comprehensive loss	(178,608)	(136,878)
	1,404,309	1,397,215
	$ 3,451,752	$ 3,873,821

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

	(In thousands, except per share amounts)
Sales	$ 1,198,064	$ 1,497,295	$ 2,490,354	$ 2,802,974
Cost of sales	992,147	1,237,873	2,064,515	2,311,420
Gross profit	205,917	259,422	425,839	491,554

Selling, general and administrative expenses	158,903	185,287	318,351	356,676
Operating income	47,014	74,135	107,488	134,878

Other expense:
Interest expense	(13,699)	(15,363)	(28,295)	(30,511)
Write off of debt issuance costs	(3,249)	-	(3,249)	-
Change in fair value of derivative instruments	(393)	(697)	(1,136)	(4,260)
Other, net	(315)	2,026	(3,248)	(3,284)
Income before income taxes	29,358	60,101	71,560	96,823
Income tax expense	13,083	20,801	26,220	34,003
Net income	16,275	39,300	45,340	62,820
Series A preferred stock dividends	1,293	-	1,293	-
Net income available to common stockholders	$ 14,982	$ 39,300	$ 44,047	$ 62,820

Basic earnings per common share	$ 0.15	$ 0.39	$ 0.43	$ 0.62
Diluted earnings per common share	$ 0.15	$ 0.38	$ 0.43	$ 0.61
Weighted-average common shares, basic	102,168	101,986	102,142	101,955
Weighted-average common shares, diluted	102,786	102,978	102,605	102,893

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2015	2014

Operating activities	(In thousands)
Net income	$ 45,340	$ 62,820
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	10,214	10,574
Amortization of intangibles	30,943	33,880
Equity-based compensation expense	5,373	4,066
Deferred income tax benefit	(15,688)	(15,338)
Amortization of debt issuance costs	2,267	2,704
Write off of debt issuance costs	3,249	-
(Decrease) increase in LIFO reserve	(15,092)	2,067
Change in fair value of derivative instruments	1,136	4,260
Provision for uncollectible accounts	1,842	561
Foreign currency losses (gains)	5,532	(3,117)
Other non-cash items	665	1,232
Changes in operating assets and liabilities:
Accounts receivable	207,134	(128,760)
Inventories	151,640	(90,702)
Income taxes payable	(7,440)	8,245
Other current assets	400	(2,463)
Accounts payable	(111,375)	64,222
Accrued expenses and other current liabilities	(39,305)	(6,105)
Net cash provided by (used in) operations	276,835	(51,854)

Investing activities
Purchases of property, plant and equipment	(12,713)	(4,586)
Proceeds from the disposition of property, plant and equipment	756	836
Acquisitions, net of cash acquired	-	(346,672)
Other investment and notes receivable transactions	(3,353)	(774)
Net cash used in investing activities	(15,310)	(351,196)

Financing activities
Payments on revolving credit facilities	(764,774)	(806,768)
Proceeds from revolving credit facilities	411,854	1,221,386
Payments on long-term obligations	(253,968)	(3,968)
Proceeds from issuance of preferred stock, net of issuance costs	355,467	-
Debt issuance costs paid	(1,345)	(349)
Proceeds from exercise of stock options	100	1,498
Tax benefit on stock options	-	141
Other	753	-
Net cash (used in) provided by financing activities	(251,913)	411,940

Increase in cash	9,612	8,890
Effect of foreign exchange rate on cash	(1,734)	2,413
Cash -- beginning of period	25,064	25,188
Cash -- end of period	$ 32,942	$ 36,491

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

0

	June 30, 2015
	Three Months Ended		Six Months Ended
	Net Income	Per Share*	Net Income	Per Share

	(In thousands, except per share amounts)
Net income available to common stockholders	$ 14,982	$ 0.15	$ 44,047	$ 0.43
Write off of debt issuance costs (1)	2,058	0.02	2,058	0.02
Severance and restructuring charges (2)	5,995	0.06	7,262	0.07
Adjusted net income available to common stockholders	$ 23,035	$ 0.22	$ 53,367	$ 0.52

	June 30, 2014
	Three Months Ended		Six Months Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income	$ 39,300	$ 0.38	$ 62,820	$ 0.61
Loss on sale of Canadian PCP business (3)	-	-	5,012	0.05
Employee severance (2)	3,618	0.04	3,618	0.04
Adjusted net income	$ 42,918	$ 0.42	$ 71,450	$ 0.70

o

0Notes to above:

(1)	Charge (after-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(2)	Charge (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(3)	Charge (after-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.

* Column does not foot due to rounding.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

	(In millions)
Net income	$ 16.3	$ 39.3	$ 45.4	$ 62.8
Income tax expense	13.0	20.8	26.2	34.0
Interest expense	13.7	15.3	28.3	30.5
Depreciation and amortization	5.1	5.4	10.2	10.5
Amortization of intangibles	15.1	18.1	30.9	33.9
(Decrease) increase in LIFO reserve	(14.8)	0.8	(15.1)	2.1
Change in fair value of derivative instruments	0.4	0.7	1.1	4.3
Equity-based compensation expense (1)	2.9	2.3	5.4	4.0
Loss on sale of Canadian PCP business (2)	-	-	-	6.2
Write off of debt issuance costs (3)	3.2	-	3.2	-
Severance and restructuring charges (4)	6.9	5.0	8.7	5.0
Foreign currency losses (gains)	1.4	(1.5)	5.5	(3.1)
Adjusted EBITDA	$ 63.2	$ 106.2	$ 149.8	$ 190.2

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(3)	Charge (pre-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(4)	Charge (pre-tax) for employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 205.9	17.2%	$ 259.4	17.3%
Depreciation and amortization	5.1	0.4%	5.4	0.4%
Amortization of intangibles	15.1	1.2%	18.1	1.2%
(Decrease) increase in LIFO reserve	(14.8)	(1.2%)	0.8	0.1%
Adjusted gross profit	$ 211.3	17.6%	$ 283.7	19.0%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 425.9	17.1%	$ 491.6	17.5%
Depreciation and amortization	10.2	0.4%	10.5	0.4%
Amortization of intangibles	30.9	1.2%	33.9	1.2%
(Decrease) increase in LIFO reserve	(15.1)	(0.6%)	2.1	0.1%
Adjusted gross profit	$ 451.9	18.1%	$ 538.1	19.2%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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